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Exhibit 5

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522

November 10, 2004

Bucyrus International, Inc.
P.O. Box 500
1100 Milwaukee Avenue
South Milwaukee, WI 53172

Re:	Bucyrus International, Inc. Registration Statement on Form S-1 (File No. 333-120003)

Ladies and Gentlemen:

        We have acted as special counsel to Bucyrus International, Inc., a Delaware corporation (the "Company"), in connection with the sale by AIP/BI LLC, a Delaware limited liability company (the "Selling Stockholder"), of (a) 6,133,111 shares (the "Firm Shares") of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 6,101,111 shares of which are issuable upon the voluntary conversion by the Selling Stockholder, immediately prior to such sale of shares, of 6,101,111 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock", and together with the Class A Common Stock, the "Common Stock") and 32,000 shares of which are currently in the form of shares of Class A Common Stock and (b) up to 919,966 shares of Class A Common Stock subject to an over-allotment option (the "Optional Shares"), issuable upon the voluntary conversion by the Selling Stockholder, immediately prior to the sale of the Firm Shares, of up to 919,966 shares of the Class B Common Stock.

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement of the Company on Form S-1 (File No. 333-120003) as filed with the Securities and Exchange Commission (the "Commission") on October 27, 2004 under the Securities Act, and Amendment No. 1 thereto filed on November 3, 2004 and Amendment No. 2, filed on the date hereof (such registration statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the form of Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into by and among the Company, the Selling Stockholder and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the "Underwriters") filed as an exhibit to the Registration Statement; (iii) a specimen certificate evidencing the Class A Common Stock; (iv) a specimen certificate evidencing the Class B Common Stock; (v) the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware (the "Charter"); (vi) the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company; (v) a notice of conversion from the Selling Stockholder to the Company notifying the Company of the Selling Stockholder's election to convert in accordance with the provisions of the Charter, immediately prior to the sale of the Firm Shares, 7,021,077 shares of Class B Common Stock held by the Selling Stockholder into 7,021,077 shares of Class A Common Stock, (viii) resolutions of the Board of Directors of the Company, adopted by unanimous written consent, dated June 9, 2004 and June 30, 2004, relating to the issuance of the Class B Common Stock and related matters and (ix) resolutions of the Board of Directors of the Company, adopted by unanimous written consent, dated October 25, 2004, relating to the filing of the Registration Statement and related matters. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinions set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Class B Common Stock in connection with a reorganization of the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

        Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinions as to the effect of any other laws on the opinion stated herein.

        Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Act; (ii) certificates representing the Firm Shares and the Optional Shares in the forms of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and (iii) upon the voluntary conversion by the Selling Stockholder of 7,021,077 shares of Class B Common Stock into 7,021,077 shares of Class A Common Stock, immediately prior to the sale of the Firm Shares to the Underwriters, in accordance with the provisions of the Charter, the Firm Shares and Optional Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Validity of Class A Common Stock" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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  Exhibit 5